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                                                                     Exhibit 4.6

                           COOPER CAMERON CORPORATION
                         BROADBASED 2000 INCENTIVE PLAN


1.  Purpose

    The purpose of the Cooper Cameron Corporation Broadbased 2000 Incentive Plan (the "Plan") is to promote the long-term financial interests of Cooper Cameron Corporation (the "Company"), including its growth and performance, by encouraging employees of the Company and its subsidiaries to acquire an ownership position in the Company, enhancing the ability of the Company to attract and retain employees of outstanding ability, and providing employees with an interest in the Company parallel to that of the Company's stockholders. By encouraging Plan participants to achieve stated business objectives and become stockholders of the Company and by providing actual ownership through certain Plan awards, it is also intended that participants will view the Company from an ownership perspective and consider their interests as aligned with those of the Company.

2.  Definitions

          2.1 "Award" means any form of nonqualified stock option, restricted stock award, performance share, performance award payable in stock or cash, or cash granted under the Plan, whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions and limitations, if any, as the Committee may establish by the Award Agreement or otherwise. Shares reserved for issuance under the Plan may also be used for awards under other incentive or award plans of the Company.

          2.2 "Award Agreement" means a written agreement with respect to an Award between the Company and a Participant, establishing the terms, conditions, restrictions and limitations applicable to an Award. To the extent an Award Agreement is inconsistent with the terms of the Plan, the Plan shall govern the rights of the Participant thereunder.

          2.3  "Board" shall mean the Board of Directors of the Company.

          2.4 "Change of Control" means a change in control of the Company of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 6(e) of Schedule 14A of Regulation
14A promulgated under the Exchange Act; provided that, without limitation, a Change of Control shall be deemed to have occurred at such time as (i) any "person" within the meaning of Section 14(d) of the Exchange Act is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then-outstanding securities or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.
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          2.5  "Change of Control Price" means the higher of (i) the Fair Market
Value on the date of determination of the Change of Control or (ii) the highest price per share actually paid for the Common Stock in connection with the Change of Control of the Company.

          2.6 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          2.7 "Committee" means the Compensation Committee of the Board, or such other committee designated by the Board to administer the Plan.

          2.8 "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

          2.9 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          2.10 "Executive Officer" means an executive officer as set forth in Rule 3b-7 promulgated under the Exchange Act.

          2.11 "Fair Market Value" of a share of Common Stock, as of any date, means the average of the high and low sales prices of a share of Common Stock as reported on the Stock Exchange composite tape on the applicable date; provided that if no sales of Common Stock were made on the Stock Exchange on that date, it means the average of the high and low prices as reported on the composite tape for the preceding day on which sales of Common Stock were made.

          2.12 "Immediate Family" means, with respect to a Participant, the Participant's spouse, children or grandchildren (including adopted children, stepchildren and grandchildren).

          2.13 "Participant" means any key employee of the Company or its subsidiaries other than an Executive Officer who is selected by the Committee to participate in the Plan.

          2.14 "Stock Exchange" means the New York Stock Exchange ("NYSE") or, if the Common Stock is no longer included on the NYSE, then such other market price reporting system on which the Common Stock is traded or quoted designated by the Committee after it determines that such other exchange is both reliable and reasonably accessible.

3.  Administration

          3.1 The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority of a quorum shall be the acts of the Committee.

          3.2 Subject to the provisions of the Plan, the Committee shall have the authority in its sole discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to select the Participants; to determine the type of Awards to be made to Participants; to determine the shares or cash
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subject to any Award and the terms, conditions and restrictions relating to any
Award; to determine whether and to what extent, and under what circumstances, any Award may be settled, cancelled, forfeited, exchanged or surrendered; to waive or modify any condition applicable to an Award; to make adjustments in the performance goals of an Award (i) in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company or (ii) in response to changes in applicable laws, regulations or accounting principles; to interpret the Plan and establish, amend and rescind any administrative policies; to determine the terms and provisions of any Award Agreements entered into hereunder; and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive.

          3.3 In order to enable Participants who are foreign nationals or employed outside the United States, or both, to receive Awards under the Plan, the Committee may adopt such amendments, subplans and the like as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan.

          3.4 No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director and employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

4.  Shares Subject to the Plan

          4.1 There shall be available for Awards granted wholly or partly in Common Stock (including rights or options that may be exercised for or settled in Common Stock) during the term of this Plan an aggregate of 800,000 shares of Common Stock, subject to the adjustments provided for in Section 13 hereof. Shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares, as the Company may from time to time determine. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file required documents with governmental authorities and the Stock Exchange to make shares of Common Stock available for issuance pursuant to Awards. Common Stock related to Awards that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the shares covered by an Award are not issued to a Participant (including where shares of Common Stock covered by an Award are used to satisfy tax withholding obligations pursuant to
Section 14 of the Plan), or are exchanged for Awards that do not involve Common Stock shall immediately become available for Awards hereunder. Common Stock related to Awards of stock options (i) for which the option exercise price is paid in shares of Common Stock, (ii) for which the option exercise price is paid in cash which is then used by the Company to repurchase shares
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of Common Stock in the market, or (iii) for which taxes have been paid in shares of Common Stock shall also immediately become available for Awards hereunder.

          4.2 Only treasury shares shall be available for issuance to any individual who is an Executive Officer.

5.  Awards

    Awards under the Plan may consist of: nonqualified stock options, restricted stock awards, performance shares, performance awards payable in stock or cash, or cash. Awards of restricted stock and performance shares may provide the Participant with dividends and voting rights or dividend equivalents prior to vesting (whether based on a period of time or based on attainment of specified performance conditions). The terms, conditions and restrictions of each Award shall be set forth in an Award Agreement.

6.  Stock Options

          6.1 Grants. Awards may be granted in the form of nonqualified stock options within the meaning of Section 83 of the Code.

          6.2 Terms and Conditions of Options. An option shall be exercisable in whole or in such installments and at such times and upon such terms as may be determined by the Committee; provided, however, that no stock option shall be exercisable more than ten years after the date of grant thereof. The option exercise price shall be established by the Committee, but such price shall not be less than the greater of par value or Fair Market Value on the date of the stock option's grant, subject to adjustment as provided in Section 13 hereof.

          6.3 Payment. Upon exercise, a Participant may pay the option exercise price of a stock option in cash, shares of Common Stock, or a combination of the foregoing, or such other consideration as the Committee may deem appropriate. The Committee shall establish appropriate methods for accepting Common Stock and may impose such conditions as it deems appropriate on the use of Common Stock to exercise a stock option. The Committee may provide in an Award Agreement respecting a stock option that, if a Participant pays the option exercise price in shares of Common Stock, upon the date of such payment a new option shall be granted and the number of shares of Common Stock subject to such new option shall be equal to the number of shares of Common Stock tendered in payment (plus the number of any shares of Common Stock respecting the exercised option retained to satisfy any tax withholding obligations); provided that such new option shall not be exercisable in any event after the original term of the exercised option.

          6.4 Additional Terms and Conditions. The Committee may, by way of the Award Agreement or otherwise, establish such other terms, conditions or restrictions, if any, on any stock option award, provided they are consistent with the Plan. The Committee may condition the vesting of stock options on the achievement of financial performance criteria established by the Committee at the time of grant.
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7.  Restricted Stock Awards

          7.1 Grants. Awards may be granted in the form of restricted stock ("Restricted Stock Awards"). Restricted Stock Awards shall be awarded in such numbers and at such times as the Committee shall determine.

          7.2 Award Restrictions. Restricted Stock Awards shall be subject to such terms, conditions or restrictions as the Committee deems appropriate, including, but not limited to, restrictions on transferability, requirements of continued employment, individual performance or the financial performance of the Company. The period of vesting and the forfeiture restrictions shall be established by the Committee at the time of grant.

          7.3 Rights as Shareholders. During the period in which any restricted shares of Common Stock are subject to forfeiture restrictions imposed under the preceding paragraph, the Committee may, in its discretion, grant to the Participant to whom such restricted shares have been awarded, all or any of the rights of a shareholder with respect to such shares, including, but not limited to, the rights to vote such shares and to receive dividends.

          7.4 Evidence of Award. Any Restricted Stock Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates.

8.  Performance Awards

          8.1 Grants. Awards may be granted in the form of shares of Common Stock that are earned only after the attainment of predetermined performance goals during a performance period as established by the Committee ("Performance Shares") or in the form of performance awards payable in shares or cash ("Performance Units").

          8.2 Performance Criteria. The Committee may grant an Award of Performance Shares or Performance Units to Participants as of the first day of each Performance Period. As used herein, the term "Performance Period" means the period during which a Performance Target is measured, and the term "Performance Target" means the predetermined goals established by the Committee. A Performance Target will be established for each Performance Period. At the end of the Performance Period, the Performance Shares or Performance Units, as the case may be, shall be converted into Common Stock (or cash or a combination of Common Stock and cash, as determined by the Award Agreement) and distributed to Participants based upon such entitlement.

          8.3 Additional Terms and Conditions. The Committee may, by way of the Award Agreement or otherwise, determine the manner of payment of Awards of Performance Shares and Performance Units and other terms, conditions or restrictions, if any, on any Award of Performance Shares and Performance Units, provided they are consistent with the Plan.

9.  Dividends and Dividend Equivalents

    The Committee may provide that any Awards under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to
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a Participant's account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares or share equivalents.

10.  Deferrals and Settlements

     The Committee may require or permit participants to elect to defer the issuance of shares or the settlement of Awards in cash under such administrative policies as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in shares.

11.  Termination of Employment

     Upon the termination of employment by a Participant, any unexercised, deferred or unpaid Awards shall be treated as provided in the specific Award Agreement evidencing the Award. In the event of such a termination, the Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award, or otherwise amend or modify the Award in any manner that is either (i) not adverse to such Participant or (ii) consented to by such Participant.

12.  Transferability and Exercisability

     Awards granted under the Plan shall not be sold, transferred, assigned or otherwise alienated other than: (i) by will or the laws of descent and distribution; (ii) pursuant to a qualified domestic relations order (as defined by the Code); or (iii) with respect to Awards of stock options, by transfer by a Participant to a member of the Participant's Immediate Family, to a trust solely for the benefit of the Participant and his Immediate Family, or to a partnership or limited liability company whose only partners or shareholders are the Participant and members of his Immediate Family. However, any Award so transferred shall continue to be subject to all the terms and conditions contained in the Award Agreement.

     Except as otherwise provided herein, during the lifetime of a Participant, any Award shall be exercisable only by the Participant. In the event that a Participant terminates employment with the Company to assume a position with a governmental, charitable, educational or other nonprofit institution, the Committee may subsequently authorize a third party, including, but not limited to, a "blind" trust, to act on behalf of and for the benefit of such Participant regarding any outstanding Awards held by the Participant subsequent to such termination of employment. If so permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise the rights of the Participant and to receive any distribution under the Plan upon the death of the Participant. In the event that a Participant becomes mentally incapacitated, any Award shall be exercisable by the Participant's guardian or legal representative.

13.  Adjustments

     13.1 The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments,
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recapitalizations, reorganizations or other changes in the capital stock of the
Company or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, or preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

          13.2 In the event of any subdivision or consolidation of outstanding shares of Common Stock or declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock issuable pursuant to each Award, (ii) the total number of shares reserved under the Plan, and (iii) the per share exercise price of the Awards shall each be proportionately adjusted to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of a plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board shall make appropriate adjustments to (a) the number of shares of Common Stock issuable pursuant to each Award and (b) the per share exercise price of the Awards to reflect such transaction. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall be authorized to issue or assume stock options by means of a substitution of new options for previously issued options or an assumption of previously issued options as a part of such adjustment.

          13.3 In addition to any other rights or privileges held by a holder with respect to an Award that is an option (including the provisions of Section 13.2), upon a Change of Control of the Company, the holder shall have the right to exchange such option ("Old Option") for a new option ("New Option") that shall be issued according to the following:

                (i)   the New Option shall be immediately exercisable;

                (ii) the New Option shall have a term equal to the remaining term of the Old Option it replaces (and shall be exercisable through such term);

                (iii) the New Option will give the holder the right to acquire shares of the publicly traded common equity of the Company or any successor or any direct or indirect parent of either ("Replacement Common Stock") (in the event of two or more classes of common equity, the common equity used shall be determined by the Committee that existed prior to the Change of Control);

                (iv) the exercise price used for the New Option ("New Exercise Price") for acquiring a share of Replacement Common Stock shall be determined at the time of the Change of Control by taking (i) the higher of (a) the aggregate value (as of the date of the Change of Control) equal to the merger or acquisition consideration paid or payable in the Change of Control, on a per share basis, or (b) the highest price paid for a share of the Company's Common Stock over the Stock Exchange during the 12 months prior to the Change of Control and (ii) dividing such amount into the per share exercise price of the Old Option; with the result multiplied by the Replacement Common Stock closing price on its principal stock
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exchange on the day of the Change of Control, or if traded in the over-the-
counter market and not on an exchange, the last bid price in such market;

                (v) the number of shares of Replacement Common Stock subject to the New Option shall be the number necessary, using the New Exercise Price, to provide an aggregate value (as of the date of the Change of Control) equal to the aggregate value to the holder of the Old Option using the higher of (a) the merger or acquisition consideration paid or payable in the Change of Control, on a per share basis, or (b) the highest price paid for a share of the Company's Common Stock over the Stock Exchange during the 12 months prior to the Change of Control; and

                (vi) if there is no publicly traded common equity of the Company, or any successor or any direct or indirect parent of either, then the New Option shall be with respect to shares of the direct or indirect parent of the Company, and if there is no such parent, then the Company, and if the Company no longer exists, then the successor to the Company.

          13.4 The Board may determine, in connection with an event described in Section 13.2 or 13.3, to provide with respect to Awards other adjustments, rights or privileges, including adjustments, rights or privileges that are alternatives to those provided in Sections 13.2 and 13.3, but unless such adjustments, rights or privileges are cumulative to those in Sections 13.2 and 13.3, they will be applicable only with the consent of the holder of an Award.

14.  Withholding Taxes

     The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld therefrom, or to require a Participant to pay to the Company such amount required to be withheld prior to the issuance or delivery of any shares of Common Stock or the payment of cash under the Plan. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by (i) having the Company retain the number of shares of Common Stock or (ii) tendering the number of shares of Common Stock, in either case, whose Fair Market Value equals the amount required to be withheld. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded, and the amount due shall instead be paid in cash, to or by the Participant, as the case may be.

15.  Regulatory Approvals and Listings

     Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates of Common Stock evidencing Restricted Stock Awards or any other Award payable in Common Stock prior to (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable; (ii) the admission of such shares to listing on the Stock Exchange and (iii) the completion of any registration or other qualification of said shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.
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16.  No Right to Continued Employment or Grants

     No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

17.  Change of Control

     The Committee shall have the discretion, exercisable at any time before a Change of Control, to provide for the acceleration of vesting and for settlement, including cash payment, of an Award granted under the Plan upon or immediately before such event is effective. However, the granting of Awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any portion of its businesses or assets.

18.  Amendment, Modification, Suspension or Termination

     The Board may amend, modify, suspend or terminate this Plan for any purpose, except that (i) no amendment or alteration that would impair the rights of any Participant under any Award previously granted to such Participant shall be made without such Participant's consent and (ii) no amendment or alteration shall be effective prior to approval by the Company's stockholders to the extent such approval is then required by applicable legal requirements.

19.  Governing Law

     The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

20.  Rights as Shareholder

     Except as otherwise provided in the Award Agreement, a Participant shall have no rights as a shareholder until he or she becomes the holder of record. To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

21.  Other Benefit and Compensation Programs

     Unless otherwise specifically provided to the contrary in the relevant plan, program or practice, settlements of Awards received by Participants under the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, program or practice or any severance pay law of any country. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.
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22.  Unfunded Plan

     Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights (unless otherwise determined by the Committee) of an unsecured general creditor of the Company.

23.  Use of Proceeds

     The cash or proceeds received by the Company from the issuance of shares pursuant to awards under the Plan shall constitute general funds of the Company.

24.  Successors and Assigns

     The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or any representative of the Participant's creditors.

25.  Effective Date

     This Plan shall be effective as of the 20th day of July, 2000 (the "Effective Date"). Subject to earlier termination pursuant to Section 18, the Plan shall have a term of ten years from the Effective Date. After termination of the Plan, no future Awards may be granted, but previously granted Awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.